Exhibit 10.1

EXECUTION VERSION

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 is made and entered into this 15th day of December, 2014 (the “Amendment Date”), by Universal Insurance Holdings, Inc., a Delaware corporation (the “Company”), and Jon W. Springer (“Executive”).

WHEREAS, the Company and Executive have entered into an Employment Agreement, dated as of February 22, 2013 (the “Employment Agreement”); and

WHEREAS, the Company and Executive desire to enter into this Amendment No. 1 to extend the term of Executive’s employment with the Company, to make certain adjustments to Executive’s compensation pending the determination of a revised compensation program for the Company’s executive officers and to correct a technical error in the Employment Agreement relating to the timing of payment of the pro rata bonus in the event of Executive’s termination without Cause or for Good Reason.

Accordingly, the parties agree as follows:

1. Capitalized terms not defined herein shall have the meanings set forth in the Employment Agreement.

2. Section 2 of the Employment Agreement is amended to extend the Term to December 31, 2015. Except as provided herein, the Employment Agreement shall remain in full force and effect.

3. Effective January 1, 2015, Section 4.1 of the Employment Agreement is deleted in its entirety and replaced with the following:

4.1 Base Salary. Beginning January 1, 2015, the Company will pay Executive an annual base salary of $1,340,625, payable in accordance with the Company’s customary payroll practices (“Base Salary”), with no subsequent increases during the Term unless the Compensation Committee provides otherwise subsequent to the Amendment Date.

4. Effective January 1, 2015, Section 4.2 of the Employment Agreement is deleted in its entirety and replaced with the following:

4.2 Annual Bonus. For 2015, Executive shall be entitled to receive a cash incentive award under Article X of the Universal Insurance Holdings, Inc. 2009 Omnibus Incentive Plan, as it may be amended from time to time, in an amount equal to 2.5% of the Company’s income before taxes as reported in the Company’s Annual Report on Form 10-K for fiscal year 2015 (the “Annual Bonus”), which Annual Bonus shall be paid to Executive no later than March 15, 2016. For the avoidance of doubt, if Executive has earned an Annual Bonus under this Section 4.2, he need not be employed on the Annual Bonus payment date to receive such Annual Bonus, provided, except as otherwise provided in the Employment Agreement, that he is employed through December 31, 2015.

Jon W. Springer

Amendment No. 1 to Employment Agreement

5. Effective January 1, 2015, Section 4 of the Employment Agreement is amended to add a new Section 4.7 that reads in its entirety:

4.7 The Compensation Committee will consider an equity grant to Executive in 2015 in accordance with its regular equity grant policy.

6. Section 5.3 of the Employment Agreement is deleted in its entirety and replaced with the following:

5.3 Payment Upon Termination Without Cause. If during the Term the Company terminates Executive’s employment without Cause (which may be done at any time without prior notice), the Company will pay Executive (i) on the sixtieth (60th) day following the date of such termination of employment, in addition to the Accrued Obligations, (1) a lump-sum cash payment equal to Executive’s then-current Base Salary for a period of twelve (12) months and (2) a lump-sum cash payment equal to the cost of COBRA coverage for Executive and his dependents for twelve (12) months, and (ii) no later than March 15 of the year following the year to which the Annual Bonus relates, payment for the prorated share of Executive’s Annual Bonus pursuant to Section 4.2, based on the Company’s actual performance, for the year in which termination without Cause occurs; provided that Executive executes and delivers to the Company a valid and irrevocable release agreement in a form reasonably acceptable to the Company by no later than forty-five (45) days following the date of such termination of employment without Cause. Additionally, any restricted stock award granted in accordance with Section 4.4 prior to the date of Executive’s termination without Cause shall fully vest immediately prior to such termination without Cause; for the avoidance of doubt, Executive shall not be entitled to any award under Section 4.4 which has not been granted prior to such termination without Cause. The Company will have no obligation to provide the benefits set forth in this Section 5.3 in the event that Executive breaches the provisions of Section 7.

7. Section 5.4 of the Employment Agreement is deleted in its entirety and replaced with the following:

5.4 Payment Upon Termination For Good Reason. If during the Term Executive terminates his employment with the Company for Good Reason by giving notice as provided in this Section 5.4, the Company will pay Executive (i) on the sixtieth (60th) day following the date of such termination of employment, in addition to the Accrued Obligations, (1) a lump-sum cash payment equal to Executive’s then-current Base Salary for a period of twelve (12) months, and (2) a lump-sum cash payment equal to the cost of COBRA coverage for Executive and his dependents for twelve (12) months, and (ii) no later than March 15 of the year following the year to which the Annual Bonus relates, payment for the prorated share of Executive’s Annual Bonus pursuant to Section 4.2, based on the Company’s actual performance, for the year in which termination for Good Reason occurs; provided that Executive executes and delivers to the Company within a valid and irrevocable release agreement in a form reasonably acceptable to the Company by no later than forty-five (45) days

Jon W. Springer

Amendment No. 1 to Employment Agreement

following the date of such termination of employment for Good Reason. Additionally, any restricted stock award granted in accordance with Section 4.4 prior to the date of Executive’s termination for Good Reason shall fully vest immediately prior to such termination with Good Reason; for the avoidance of doubt, Executive shall not be entitled to any award under Section 4.4 which has not been granted prior to such termination for Good Reason. Prior to the effectiveness of termination for Good Reason, the Company shall be given thirty (30) calendar days’ prior written notice from Executive, specifically identifying the reasons which are alleged to constitute Good Reason for termination hereunder, and an opportunity to be heard by Executive in the event the Company disputes such allegations and to cure such allegations; provided, however, that Executive shall have no obligation to remain employed by the Company following such thirty (30) calendar day notice period unless such allegations are cured to Executive’s reasonable satisfaction. As used in this Section 5.4, “Good Reason” means any of the following without Executive’s prior written consent: (i) assignment to Executive of duties materially inconsistent with Executive’s position hereunder; (ii) failure to pay Executive’s Base Salary in accordance with Section 4.1 hereof; (iii) failure to pay Executive’s Annual Bonus pursuant to Section 4.2; (iv) requiring Executive to move his situs of employment more than twenty (20) miles from his situs of employment prior to such move; or (v) the Company’s material breach of this Agreement.

8. Except as expressly amended herein, the terms and conditions of the Employment Agreement shall continue in full force and effect.

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Amendment No. 1 as of the day and year first above mentioned.

Executive:
/s/ Jon W. Springer
Jon W. Springer
UNIVERSAL INSURANCE HOLDINGS, INC.
/s/ Sean P. Downes
Sean P. Downes
President and Chief Executive Officer